EXHIBIT (a)(11)

[LOGO] MITEL

                     CONFIRMATION OF ELECTION AND PROMISE OF
                              GRANT OF NEW OPTIONS

January [_], 2004

Name
Address 1
Address 2
City, State Zip

Dear [Name]:

      This statement confirms that Mitel Networks Corporation ("Mitel") has accepted your election to participate in the stock option exchange program (the "Exchange Program"). It also confirms that your options described below in the first four columns (the "Cancelled Options") were cancelled on January [__], 2004 and that you have no remaining rights to those Cancelled Options.

                     Cancelled Options                                                 New Options
----------------------------------------------------------                -------------------------------------
                                               Number of                    Number of
                                                 Shares                       Shares
                    Exercise                   Underlying                   Underlying
   Grant Date        Price      Grant Type      Options                       Options          Expiration Date
  ------------     ----------  ------------   ------------                 ------------       -----------------

  ------------     ----------  ------------   ------------                 ------------       -----------------

  ------------     ----------  ------------   ------------                 ------------       -----------------

  ------------     ----------  ------------   ------------                 ------------       -----------------

  ------------     ----------  ------------   ------------                 ------------       -----------------

      Each New Option (as defined below) will vest in four equal yearly installments commencing one year from its date of grant. For example, the table below shows the vesting schedule of an option granted on July [__], 2004.

                                                     Portion of
                   Date                            Option Vested
            ------------------  ---------------  ----------------
              July [__], 2005                           1/4
              July [__], 2006                           2/4
              July [__], 2007                           3/4
              July [__], 2008                           4/4

      In consideration for your election to participate in the Exchange Program as set forth in the Offer (as defined below), Mitel promises to grant to you stock options ("New Options"), as described in the last two columns above, on a date that is at least six months and one day following the cancellation date of the Cancelled Options, which Mitel currently expects to be July [__], 2004 (the "Grant Date"), subject to the conditions set forth below. The exercise price of each New Option will be set by Mitel's Board of Directors, but in any event, shall not be lower than the Board's determination of the fair market value of a common share on the Grant Date.

      Mitel promises to grant New Options to you on the Grant Date, subject to the following conditions:

      o The terms and conditions set forth in the documents constituting the Offer. The documents constituting the Offer include the Schedule TO that Mitel filed with the Securities and Exchange Commission on December 23, 2003, and all exhibits and amendments thereto, including the Offer to Exchange Outstanding Options to Purchase Common Shares, dated December 23, 2003 (collectively, the "Offer").

      o The terms of Mitel's Employee Stock Option Plan and the related grant letter reflecting the grant of the New Options.

      o Your continued employment by Mitel through the Grant Date. This promise does not constitute a guarantee of employment with Mitel for any period. Unless expressly provided otherwise by applicable laws or a written employment contract, your employment with Mitel will remain "at will" and can be terminated by you or Mitel at any time, for any reason or no reason, with or without cause, or with or without notice. If your employment with Mitel terminates for any reason before the Grant Date, you will lose all rights under this promise to receive New Options and your Cancelled Options will not be reinstated.

      If Mitel experiences a change of control or a reorganization occurs before Mitel grants the New Options, it is possible that the successor or purchaser would agree to assume the obligation to issue the New Options. However, Mitel cannot guarantee that any successor or purchaser would agree to assume any obligation to issue New Options. Therefore, it is possible that you may not receive any New Options, securities of the surviving company or other consideration in exchange for the Cancelled Options if Mitel is subject to a change of control or a reorganization occurs before the New Options are granted.

      Subject to the above terms and conditions, you will receive a stock option agreement reflecting your New Options as soon as administratively practicable after the Grant Date.

      Questions regarding the Offer or this Confirmation of Election and Promise of Grant of New Options may be directed to Julie Kozij at (613) 592-2122, extension 4130 or Sandra Felskie at (613) 592-2122, extension 3475.


                                      -3-